Exhibit 10.2

Conformed Copy

MANAGEMENT AGREEMENT

This AGREEMENT (this “Agreement”), made as of the 1st day of October 2017, is by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES TACTICAL CURRENCY, L.P. a Delaware limited partnership (formerly known as Morgan Stanley Smith Barney Spectrum Currency & Commodity L.P., the “Partnership”) and P/E GLOBAL LLC, a Delaware limited liability company (“PE Global” or the “Advisor”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and

WHEREAS, the limited partnership agreement of the Partnership, dated as of March 6, 2000, as amended and restated as of April 25, 2005, April 2, 2007 and January 1, 2016 (the “Partnership Agreement”), permit CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions on behalf of the Partnership; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the CFTC and is a member of the NFA; and

WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of the NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period, and on the terms and conditions, of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, including commodity futures contracts, options, and forward contracts. The Advisor may also engage in swap transactions and other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be in accordance with the trading strategies and trading policies set forth in the Partnership Agreement and as described in Appendix A and Appendix B, and as such trading policies may be changed from time to time, (i) with respect to the Partnership Agreement, upon at least five (5) days advance written notice to the Advisor and (ii) with respect to Appendix A, upon the mutual agreement of the parties. CMF has determined that the Partnership assets allocated to the Advisor shall be allocated to the Advisor’s FX Standard Strategy—MS (the “Program”) or as may otherwise be mutually agreed by the parties in writing in the future. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in Appendix A and Appendix B without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses.

(b) CMF acknowledges receipt of the description of the Program, attached hereto as Appendix A. CMF further acknowledges receipt of the trading strategies and trading policies which are attached as Appendix B hereto. All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by original, fax copy or email copy).

(c) The initial allocation of the Partnership’ assets to the Advisor will be made to the Program, as described in Appendix A attached hereto; provided, however, that CMF and the Partnership agree that the amount of assets of the Partnership allocated to the Advisor (the “Allocated Amount”) utilizing the leverage the Advisor applies to the Program, unless otherwise agreed to in writing by CMF and the Advisor. In the event that the Advisor wishes to use a trading system or methodology other than or in addition to the system or methodology outlined in Appendix A and Appendix B in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. The Advisor will provide five days’ prior written notice to CMF of any change in the investment strategy to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in the investment strategy or in markets traded to be material, the changed investment strategy or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the investment strategy that would cause the description of the trading strategy or methods described in Appendix A or Appendix B to be materially inaccurate. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’ account and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within seven business day after such funds are no longer needed to margin foreign positions.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), shareholders, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF in good faith to be made in any filings required by federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor shall not be required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines in good faith that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of the Net Asset Value of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Asset Value of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF shall notify the Advisor in writing of the Allocated Amount, and give the Advisor prior written notice (including by electronic mail) of any changes thereto in accordance with this Section 1(f). CMF may, from time to time, in its absolute discretion, select additional trading advisors and change the Allocated Amount to reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to change the Allocated Amount and make reapportionments, if any, as of the first day of a calendar month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may change the Allocated Amount to reallocate the

Partnership’ assets, meet margin calls on the Partnership’ account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two business days’ prior notice to the Advisor of any changes in the Allocated Amount. CMF acknowledges that the Advisor generally expects to rebalance the foreign exchange exposure on a monthly basis, except in the following circumstances: (i) to comply with a change in the Allocated Amount; (ii) in the event that the Advisor determines that it is in the best interests of the CMF to rebalance prior to month end; (iii) such rebalancing is otherwise required in order for the Advisor to comply with the provisions of this Agreement.

(g) The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’ account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners or any other person whatsoever for any acts or omissions of any other trading advisor to the Partnership.

3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership (the “Incentive Fee”) and (ii) a monthly fee for professional management services equal to 0.50% per year of the beginning of the month Net Asset Value of the Partnership allocated to the Advisor (computed monthly by multiplying the Partnership’ Net Asset Value allocated to the Advisor as of the first day of each calendar month, commencing with the month in which the Partnership begins to receive trading advice from the Advisor pursuant to this Agreement,by 0.50% and dividing the result thereof by 12) (the “Management Fee”).

(b) “Net Asset Value of the Partnership” shall have the meaning set forth in Section 7(d)(1) of the Partnership Agreement and, unless the Advisor consents in writing, without regard to further amendments thereto, provided that in determining the Net Asset Value of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, administrative fees or incentive fees accrued or payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of the Net Asset Value of the Partnership managed by the Advisor at the end of the fiscal period over Net Asset Value of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Asset Value of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on the Net Asset Value of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’ assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of the Net Asset Value of the Partnership. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. No Incentive Fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which Incentive Fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If the Net Asset Value of the Partnership allocated to the Advisor is reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d) Quarterly Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly Incentive Fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly Management Fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’ business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and shareholder(s) may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’ commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’ account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) It is acknowledged that the Advisor and/or its officers, employees, directors and shareholder(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’ account as compared to the performance of other commodity interest trading accounts pursuing a substantially similar strategy managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’ account given the potential size of the Partnership’ account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM. (a) This Agreement shall continue in effect until May 1st, 2018 (the “Initial Termination Date”). If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value of the Partnership shall decline as of the close of business on any day to $4.00 or less; (ii) the Net Asset Value of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) declines by 20% or more as of the end of a trading day from the previous highest value of the Partnership’ Net Asset Value; (iii) limited partners owning not less than a “Majority of Units in the Partnership” (as defined in Section 5(a)(1) of the Partnership Agreement) shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in Appendix A or Appendix B as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) Warren Naphtal dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ notice to CMF (i) after May 1st, 2018; or (ii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’ assets by the Advisor or the offering and sale of Units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other reasonable legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 14 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’ or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, shareholder(s) and employees and the term “CMF” shall include the Partnership.

(b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations, warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (1) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (2) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, shareholder(s) or employees unrelated to CMF’s or the Partnership’ business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements and information not misleading.

(ii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of the NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(iii) The Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.

(iv) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(v) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vi) At any time during the term of this Agreement that an offering memorandum or prospectus relating to the Partnership is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b) CMF represents and warrants for itself and the Partnership that:

(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’ behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv) CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v) CMF is registered as a commodity pool operator and is a member of NFA and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and it will maintain and renew such registrations and membership during the term of this Agreement.

(vi) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(vii) The Partnership is a “qualified eligible person” as defined in CFTC Rule 4.7 under the Commodity Exchange Act, as amended, as further described on Appendix C and consents to being treated as an exempt account under CFTC Rule 4.7(c).

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will promptly notify CMF of the commencement of any investigation, audit, suit, action or proceeding involving the Advisor or any of its affiliates, officers, shareholder(s), employees, agents or representatives that may, in the opinion of the Advisor, acting reasonably and in good faith, have an adverse effect on the Advisor; regardless of whether such investigation, audit, suit, action or proceeding also involves CMF, to the extent permitted by law, regulation and/or confidentiality obligation. Upon the request of CMF, the Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notices or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any material, non-routine investigation or audit of the Advisor’s business activities to the extent permitted by law, regulation and/or confidentiality obligation.

(iii) In the placement of orders for the Partnership’ account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other commodity interest trading account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership’ positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’ brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv) The Advisor will maintain a net worth of not less than $250,000 during the term of this Agreement.

(v) The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue,

New York, New York 10036

Attention: Patrick Egan

Email: Patrick.Egan@morganstanley.com

If to the Advisor:

P/E Global LLC

75 State Street, 31st Floor

Boston, MA 02109

Attention: Warren Naphtal

Email: wnaphtal@peinvestments.com;

operations@peinvestments.com

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Section 6 hereof.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.

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IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

CERES TACTICAL CURRENCY L.P.

By:	Ceres Managed Futures LLC (General Partner)

By	/s/ Patrick T. Egan
Patrick T. Egan President and Director

P/E GLOBAL LLC

By	/s/ Warren Naphtal
Name: Warren Naphtal
Title: President

Appendix A

Pursuant to Section 1(b) of the Agreement, set forth below is the description of the Advisor’s FX Standard Strategy. The Advisor shall, at all times, comply with each and every Investment Guideline set forth herein; provided, however, that notwithstanding the guidelines set forth herein, in the event of a specific direction(s) by CMF, the Advisor will act in accordance with such direction(s).

Trading Strategy: FX Strategy (Standard)–MS (the “Strategy”).

The Strategy is a proprietary investment strategy of the Advisor. The Strategy is focused on the global currency markets. The Strategy is based on the belief of the Advisor that, by combining effective diversification, through analysis and continuous risk management, the investment objectives of the Strategy can be met with greater consistency.

The Strategy employs a quantitative Bayesian statistical approach that takes advantage of inefficiencies in the global markets, analyzing fundamental factors in a disciplined format and adjusting to market changes.

Investment Objective: To generate strong risk-adjusted returns.

Permitted Investments: Exchange traded currency futures contracts.

Permitted Currencies: Exposures to the US Dollar, Australian Dollar, Euro, British Pound, Japanese Yen, Canadian Dollar, Swiss Franc, Norwegian Krona, New Zealand Dollar, Swedish Krona, Brazilian Real, Mexican Peso and such other currencies as may be agreed from time to time by the parties.

Exposure Limits: The gross notional exposure which is the sum of all of the absolute values of the positions (long or short) should not exceed 300% of the Allocated Amount.

Amendments: Changes and exceptions to the Investment Guidelines are subject to the prior approval of both parties.

Appendix B

The Partnership, either directly or indirectly through its investment in the Master Fund, and the Advisor will follow the trading policies set forth below:

1. The Partnership will invest its assets only in commodity interests that the Advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that the Advisor believes will permit it to enter and exit trades without noticeably moving the market.

2. The Advisor will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’ net assets allocated to the Advisor. To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3. The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.

4. The Advisor will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5. The Partnership will not utilize borrowings except short-term borrowings if the Partnership takes delivery of any cash commodities.

6. The Advisor may, from time to time, employ trading strategies such as spreads or straddles on behalf of the Partnership. The term “spread” or “straddle” describes a commodity futures trading strategy including the simultaneous holding of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7. The Partnership will not permit, and the Advisor will not engage in, the churning of its commodity trading accounts. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

The program traded by the Advisor on behalf of the Partnership is the FX Strategy (Standard)(the “Program”) which is described in Appendix A.

Appendix C

Qualified Eligible Person Status

Only one need apply – Please check if you are:

☐	1) A person who owns securities and other investments with an aggregate market value of at least $2mm.*

☐	2) A person who is not a United States resident.

☒	3) A company who has aggregate assets in excess of $5mm. **

☐	4) A company who is organized and whose principal place of business is outside the United States.**

☐	5) An estate or trust, the income of which is not subject to United States income tax regardless of source.

☐	6) An entity whose participants owns securities and other investments with an aggregate market value of at least $2mm. *

☐	7) Other (Please Provide Rationale):

*	Excluding securities of issuers affiliated with client.
**	Company not formed with the specific purpose of opening an exempt account.